DataLogic International Announces New CFO

IRVINE, CA, March 20, 2006 - DataLogic International, Inc., (OTC Bulletin
Board: DLGI; Berlin, Frankfurt Stock Exchange: 779612), a provider of GPS-based mobile asset management, secured mobile communications and network security, today announced the appointment of William R. Abbott as Chief Financial Officer.

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"Bill Abbott is a versatile, experienced finance executive and we are thrilled he has joined our team," Keith Moore, Chairman, DataLogic International, said. "His hiring completes our senior executive team and brings tremendous value to our organic and acquisition-driven growth plans."

Prior to joining DataLogic, Abbott worked as Vice President of Finance and Treasurer for the Newport Corporation, a public $400 million advanced technology capital equipment manufacturing and service company.

Abbott has been part of numerous acquisitions, leading due diligence efforts, and has been exposed to environments of significant growth (Newport grew from $130 million in 1997 to $400 million in 2005.)

"I feel that I have been successful in managing the financial operations of high-growth enterprises," Abbott said, "and look forward to helping DataLogic do the same."

His experience in senior-level finance positions and heavy involvement in M&A activity, SEC filings and the implementation of the Sarbanes-Oxley Sec. 404 compliant processes add to his significant financial leadership abilities.

Abbott began his career as an Auditor at PricewaterhouseCoopers and received his MBA from Pepperdine University.

Abbot replaces Keith D. Nguyen who has served as CFO for the Company since September 2002. Mr. Nguyen will continue to serve as the Company's President, Secretary and Treasurer. For more information about DataLogic International, Inc. please visit www.dlgi.com

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as: believe, expect, anticipate, should, planned, will, may, intend, estimated, and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, the market performance of acquired business entities and assets and other factors such as, but not limited to, those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to DataLogic International, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Media Contact:
David K. Daniels
of DataLogic International,Inc.
+1-602-614-8025
ddaniels@dlgi.com